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                             SECRETARY'S CERTIFICATE

         I, PAUL E. DIXON, being the duly elected and acting Secretary of Handy & Harman, a New York corporation (hereinafter the "Company") DO HEREBY CERTIFY that the following is a true and complete copy of certain resolutions which were duly adopted by the Board of Directors of this Company, at a Meeting which was duly called and held on the 11th day of May 1993, and at which a quorom was present and acting throughout, AND I DO FURTHER CERTIFY that said resolutions have not been rescinded or amended and remain in full force and effect at the date hereof:

                  RESOLVED, that in order for the Company to continue to benefit from the knowledge and experience of Richard N. Daniel, Chairman of the Board and Chief Executive Officer of the Company, and in the best interests of the Company, the Agreement dated as of May 1, 1989 for the employment of Mr. Daniel for a 3-year period, be, and it hereby is, extended for an additional year pursuant to Section 1.2 thereof so that the term of employment thereunder shall continue through April 30, 1996; and further

                  RESOLVED, that the Agreement between Richard N. Daniel and Handy & Harman dated May 1, 1989, be amended in part by adding to
         Section 4. Termination, a paragraph (e) on page 6 to read as follows:

         "(e) From the end of the Employment Period, the Company will continue to provide Medical Benefits equivalent to those received by other Officers of the Company through the year in which the Executive reaches his 65th Birthday. Thereafter, the Executive will be eligible for the normal retiree benefits."

         IN WITNESS WHEREOF I have hereunto affixed my signature and the seal of the Company this 19th day of May 1993.

                                                            /s/ Paul E. Dixon
                                                            -----------------
                                                                    Secretary